EXHIBIT 5

                                November 8, 1999

Micromuse Inc.
139 Townsend Street
San Francisco, CA 94107

            Re: Micromuse Inc. Registration Statement for Offering of an aggregate of 2,714,788 Shares of Common Stock

Ladies and Gentlemen:

            We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,608,121 shares of Common Stock under the 1997 Stock Option/Stock Issuance Plan, (ii) 600,000 shares of Common Stock under the 1998 Non-Officer Stock Option/Stock Issuance Plan, (iii) 160,000 shares of Common Stock under the 1998 Employee Stock Purchase Plan, (iv) 320,000 shares of Common Stock under the Stock Option Agreement for Greg Brown, and (v) 26,667 shares of Common Stock under a Warrant Agreement to Purchase Stock for Heindrick & Struggles, Inc. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Option/Stock Issuance Plan, 1998 Non-Officer Stock Option/Stock Issuance Plan, 1998 Employee Stock Purchase Plan, Stock Option Agreement for Greg Brown, and the Warrant Agreement to Purchase Stock for Heindrick & Struggles, Inc and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Gunderson Dettmer Stough Villeneuve
                                           Franklin &  Hachigian, LLP

                                       Gunderson Dettmer Stough Villeneuve
                                       Franklin &  Hachigian, LLP